PURCHASE AGREEMENT

BETWEEN:

         CyPost Corporation, a corporation organized under the laws of the State of Delaware, in the United States of America

         ("CyPost")

AND:

         Playa Corporation, a corporation organized under the laws of Japan and commonly known as "Playa"

         ("Playa")

AND:

         Mr. Hirofumi Watanabe

         a businessman resident in Japan and a shareholder of Playa

         (representing himself and the other shareholders of Playa; collectively, the "Playa Shareholders")

WHEREAS:

A.   CyPost wishes to become sole owner of Playa

B. The Playa Shareholders agree to sell CyPost all their shares and ownership interests in Playa

C. Playa and the Playa Shareholders may reorganize themselves in a tax efficient manner before the completion of the sale of all of the shares in Playa to CyPost.

1.   CyPost will purchase from the Playa Shareholders all their shares in Playa.

2.   The purchase price is US$3,000,000.00 to be paid as follows:

A. US$300,000.00 cash and


                                        /s/ Hirofumi Watanabe  /s/ Robert Sendoh

B. US$2,700,000.00 in the form of CyPost shares, the number of those shares being that which when multiplied by their closing trading value on the NASD -OTC BB on the trading day before the day the purchase is completed, equals US$2,700,000.00.

3. The parties will complete the purchase by February 29, 2000 or such other date as the parties agree upon. Before the completion of the purchase, Mr. Watanabe and Playa Shareholders will present to CyPost the list of all Playa Shareholders and represent that the list identifies completely all persons who have shares, options to purchase shares or any other legal instrument evidencing or convertible into ownership interests in Playa.

4. The CyPost shares will be subject to all applicable legal and regulatory restrictions, which will be not less than a resale restriction for one year after the completion of the purchase.

5. For each calendar half year starting on July 1, 2000 and ending on December 31, 2002, the Board of Directors of CyPost will evaluate the technical and business performance of Playa and will, in its sole good faith judgment based on such evaluation, reward persons who contributed to such performance, in the form of CyPost shares and in the quantities thereof up to a maximum number of shares per half year being that number whose cumulative value as of the closing trading day therein is US$400,000.00.

The parties have executed this Agreement on January 26, 2000 in Tokyo Japan


/s/ Robert Sendoh
------------------------------
CyPost Corporation

by its Chairman, Robert Sendoh


/s/ Hirofumi Watanabe
------------------------------
Playa Corporation

by its President, Mr. Hirofumi Watanabe


/s/ Hirofumi Watanabe
------------------------------
Mr. Hirofumu Watanabe, for himself

on behalf of all the shareholders of Playa Corporation